Exhibit 99.1

Proofpoint Announces Third Quarter 2018 Financial Results

•                        Total revenue of $184.2 million, up 37% year-over-year

•                        Billings of $221.4 million, up 33% year-over-year

•                        GAAP EPS of $(0.69) per share, Non-GAAP EPS of $0.40 per share

•                        Generated operating cash flow of $64.7 million and free cash flow of $58.2 million

•                        Increasing FY18 billings, revenue and profitability guidance

SUNNYVALE, Calif., — October 25, 2018 — Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the third quarter ended September 30, 2018.

“The third quarter marked another compelling example of our team’s disciplined execution and strong customer focus,” stated Gary Steele, chief executive officer of Proofpoint. “We were pleased with our quarterly results, which were again driven by the rapidly evolving threat landscape, the ongoing shift to the cloud, and continued high demand for our advanced threat and compliance capabilities. Given these ongoing trends and our proven ability to identify and block advanced threats, I believe that we are well-positioned to continue to gain share and deliver attractive returns for our shareholders.”

Third Quarter 2018 Financial Highlights

•                  Revenue: Total revenue for the third quarter of 2018 was $184.2 million, an increase of 37%, compared to $134.7 million for the third quarter of 2017.

•                  Billings: Total billings for the third quarter of 2018 were $221.4 million, an increase of 33%, compared to $166.5 million for the third quarter of 2017.

•                  Gross Profit: GAAP gross profit for the third quarter of 2018 was $133.2 million compared to $98.7 million for the third quarter of 2017.  Non-GAAP gross profit for the third quarter of 2018 was $144.3 million compared to $105.2 million for the third quarter of 2017.  GAAP gross margin for the third quarter of 2018 was 72% compared to 73% for the third quarter of 2017.  Non-GAAP gross margin was 78% for the third quarter of 2018, consistent with the third quarter of 2017.

•                  Operating Income (Loss): GAAP operating loss for the third quarter of 2018 was $(26.6) million compared to a loss of $(13.6) million for the third quarter of 2017.  Non-GAAP operating income for the third quarter of 2018 was $22.7 million compared to $15.8 million for the third quarter of 2017.

•                  Net Income (Loss): GAAP net loss for the third quarter of 2018 was $(36.1) million, or $(0.69) per share, based on 52.2 million weighted average shares outstanding.  This compares to a GAAP net loss of $(19.5) million, or $(0.44) per share, based on 44.4 million weighted average shares outstanding for the third quarter of 2017.

Non-GAAP net income for the third quarter of 2018 was $22.6 million, or $0.40 per share, based on 57.0 million weighted average diluted shares outstanding.  This compares to non-GAAP net income of $15.5 million, or $0.30 per share, based on 55.4 million weighted average diluted shares outstanding for the third quarter of 2017.  Non-GAAP earnings per share for the third quarters of 2018 and 2017 included the shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $0.3 million and $1.1 million, respectively, was added back to net income as the “If-Converted” threshold during these periods was achieved.

•                  Cash and Cash Flow: As of September 30, 2018, Proofpoint had cash, cash equivalents, and short term investments of $190.4 million.  The company generated $64.7 million in cash flow from operations for the third quarter of 2018 compared to $44.2 million during the third quarter of 2017.  The company’s free cash flow for the quarter was $58.2 million compared to $32.3 million for the third quarter of 2017.

“We were pleased with our ability to exceed expectations during the third quarter, highlighted by revenue and billings growth of 37% and 33%, respectively, as well as another quarter of strong free cash flow generation,” stated Paul Auvil, chief financial officer of Proofpoint. “The investments we’re making in our team, and in expanding our product portfolio, represent strong competitive differentiators and further extend our ability to generate attractive top-line growth coupled with strong free cash flow margins.”

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

New Accounting Standard

The Company adopted ASC 606, the new standard related to revenue recognition effective January 1, 2018. Prior period information has been adjusted to reflect the adoption of this new standard.

Third Quarter and Recent Business Highlights:

•                  Launched Closed-Loop Email and Analysis and Response (CLEAR), which automates end-user-reported phishing remediation and reduces the time for threat triage from days to minutes.

•                  Launched Targeted Attack Protection (TAP) Isolation, which diverts and isolates personal web-based email and browsing sessions via web isolation technology and integrates Proofpoint’s extensive threat intelligence capabilities.

•                  Announced a new technology partnership with Okta to enable joint customers to combat email credential phishing attacks by integrating Proofpoint’s Threat Response Auto-Pull (TRAP) function with the Okta Identity Cloud to automate incident response and prevent account compromises.

Financial Outlook

As of October 25, 2018, Proofpoint is providing guidance for its fourth quarter and increasing full year 2018 guidance as follows:

•                  Fourth Quarter 2018 Guidance: Total revenue is expected to be in the range of $191.0 million to $193.0 million.  Billings are expected to be in the range of $266.5 million to $268.5 million.  GAAP gross margin is expected to be 72%.  Non-GAAP gross margin is expected to be approximately 78%.  GAAP net loss is expected to be in the range of $(35.2) million to $(32.1) million, or $(0.64) to $(0.59) per share, based on approximately 54.8 million weighted average diluted shares outstanding.  Non-GAAP net income is expected to be in the range of $18.5 million to $20.5 million, or $0.33 to $0.36 per share, using 56.9 million weighted average diluted shares outstanding.  Free cash flow during the quarter is expected to be in the range of $43.0 million to $45.0 million, which assumes capital expenditures of approximately $7.0 million.

•                  Full Year 2018 Guidance: Total revenue is expected to be in the range of $709.5 million to $711.5 million.  Billings are expected to be in the range of $872.0 million to $874.0 million. GAAP gross margin is expected to be 71%.  Non-GAAP gross margin is expected to be approximately 78%.  GAAP net loss is expected to be in the range of $(117.7) million to $(114.6) million, or $(2.27) to $(2.21) per share, based on approximately 51.9 million weighted average diluted shares outstanding.  Non-GAAP net income is expected to be in the range of $71.9 million to $73.9 million, or $1.29 to $1.32 per share, using 56.7 million weighted average diluted shares outstanding, and adding back the $1.2 million in cash interest expense as prescribed under the “If-Converted” method. Free cash flow for the full year is expected to be in the range of $149.6 million to $151.6 million, which assumes capital expenditures of approximately $30.1 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the third quarter ended September 30, 2018.  To access this call, dial (888) 394-8218 for the U.S. or Canada and (323) 794-2588 for international callers with conference ID 7026516.  A live webcast of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com.  An audio replay of this conference call will also be available through November 8, 2018, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode 7026516.

About Proofpoint, Inc.

Proofpoint Inc. (NASDAQ:PFPT) is a leading next-generation security and compliance company that provides cloud-based solutions to protect the way people work today. Proofpoint solutions enable organizations to protect their users from advanced attacks delivered via email, social media, mobile, and cloud applications, protect the information their users create from advanced attacks and compliance risks, and respond quickly when incidents occur. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, win rates and renewal rates, future growth, and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the costs of litigation; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended June 30, 2018, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Computational Guidance on Earnings Per Share Estimates

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

The number of shares related to options and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Financial Accounting Standards Board (“FASB”) ASC Topic 260, Earnings Per Share (“FASB ASC Topic 260”). This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option exercise at a price equal to the issuer’s average stock price during the related earnings period. Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible senior notes is based on the “If Converted” method prescribed in FASB ASC Topic 260. This method assumes the conversion or exchange of these securities for shares of common stock. In determining if convertible securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings. The shares related to a convertible security are included in diluted EPS only if EPS as otherwise calculated is greater than the interest savings, net of tax, divided by the shares issuable upon exercise or conversion of the instrument. Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings. Each series of convertible securities is considered individually and in sequence, starting with the series having the lowest incremental earnings per share, to determine if its effect is dilutive or anti-dilutive.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges that can fluctuate for Proofpoint, based on timing of equity award grants and the size, timing and purchase price allocation of acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss, adjusted to exclude stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating loss excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations, and some of these items are cash-based. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, loss on conversion of convertible debt, and tax effects associated with these items. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, and loss on conversion of convertible debt.

In order to provide a complete picture of our recurring core business operating results, we also compute the tax effect of the adjustments used in determining our non-GAAP results by calculating an adjusted tax provision which considers the current and deferred tax impact of the adjustments.  The adjusted tax provision reflects all of the relevant impacts of the adjustments, inclusive of those items that have an impact to the effective tax rate, current provision and deferred provision.  As a result of the varying impacts of each item, the effective tax rate for the adjusted tax provision will vary period over period as compared to the GAAP tax provision. The adjusted tax provision is then compared to the GAAP tax provision, and the difference is reflected as “income tax benefit (expense)” in the reconciliation between GAAP net loss/income and Non-GAAP net loss/income.

Billings. We define billings as revenue recognized plus the change in deferred revenue and customer prepayments less change in unbilled accounts receivable from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. Customer prepayments represent billed amounts for which the contract can be terminated and the customer has a right of refund. Unbilled accounts receivable represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for subscription software already delivered and professional services already performed, but billed in arrears and for which the Company believes it has an unconditional right to payment. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Subscription	$181,505	$130,534	$509,311	$362,328
Hardware and services	2,674	4,152	9,204	10,434
Total revenue	184,179	134,686	518,515	372,762
Cost of revenue:(1)(2)
Subscription	45,679	31,211	133,495	89,895
Hardware and services	5,258	4,800	15,271	12,985
Total cost of revenue	50,937	36,011	148,766	102,880
Gross profit	133,242	98,675	369,749	269,882
Operating expense:(1)(2)
Research and development	45,917	32,477	137,176	94,389
Sales and marketing	90,006	66,406	252,814	182,452
General and administrative	23,877	13,388	60,431	36,223
Total operating expense	159,800	112,271	450,421	313,064
Operating loss	(26,558)	(13,596)	(80,672)	(43,182)
Interest expense	(9,097)	(5,733)	(15,105)	(17,547)
Other (expense) income, net	(425)	829	(715)	884
Loss before income taxes	(36,080)	(18,500)	(96,492)	(59,845)
Benefit from (provision for) income taxes	20	(977)	13,978	(3,410)
Net loss	$(36,060)	$(19,477)	$(82,514)	$(63,255)
Net loss per share, basic and diluted	$(0.69)	$(0.44)	$(1.61)	$(1.44)
Weighted average shares outstanding, basic and diluted	52,184	44,418	51,214	43,850

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$3,503	$2,876	$10,402	$8,115
Cost of hardware and services revenue	474	493	1,636	1,401
Research and development	9,678	7,803	29,699	22,597
Sales and marketing	13,191	8,943	37,075	25,070
General and administrative	11,250	5,222	24,153	15,032
Total stock-based compensation expense	$38,096	$25,337	$102,965	$72,215
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$7,121	$3,190	$20,141	$9,567
Research and development	15	15	45	45
Sales and marketing	3,982	875	10,379	2,791
Total intangible amortization expense	$11,118	$4,080	$30,565	$12,403

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$160,561	$286,072
Short-term investments	29,829	45,526
Accounts receivable, net	143,859	107,696
Inventory	372	730
Deferred product costs	1,789	1,541
Deferred commissions	32,840	26,249
Prepaid expenses and other current assets	19,274	18,669
Total current assets	388,524	486,483
Property and equipment, net	73,518	73,617
Deferred product costs	316	259
Goodwill	460,596	297,704
Intangible assets, net	147,237	95,602
Long-term deferred commissions	60,459	51,954
Other assets	7,064	12,813
Total assets	$1,137,714	$1,018,432
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,931	$12,271
Accrued liabilities	81,578	65,503
Capital lease obligations	31	34
Deferred rent	799	586
Deferred revenue	444,051	364,521
Total current liabilities	541,390	442,915
Convertible senior notes	—	197,858
Long-term capital lease obligations	30	55
Long-term deferred rent	3,918	4,102
Other long-term liabilities	7,241	11,069
Long-term deferred revenue	81,287	63,318
Total liabilities	633,866	719,317
Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized; 54,483 and 50,325 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	5	5
Additional paid-in capital	1,078,028	787,572
Accumulated other comprehensive loss	(2)	(9)
Accumulated deficit	(574,183)	(488,453)
Total stockholders’ equity	503,848	299,115
Total liabilities and stockholders’ equity	$1,137,714	$1,018,432

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash flows from operating activities
Net loss	$(36,060)	$(19,477)	$(82,514)	$(63,255)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,437	10,139	54,315	29,286
Stock-based compensation	38,096	25,337	102,965	72,215
Change in fair value of contingent consideration	—	(67)	(79)	(1,797)
Amortization of debt issuance costs and accretion of debt discount	2,230	5,603	8,383	16,491
Amortization of deferred commissions	9,413	7,445	26,121	20,720
Loss on conversion of convertible notes	7,207	—	7,207	—
Deferred income taxes	(373)	143	(15,269)	(1,831)
Other	327	(605)	1,147	(466)
Changes in assets and liabilities:
Accounts receivable	(3,476)	(15,706)	(26,501)	(18,452)
Inventory	29	40	359	141
Deferred products costs	(51)	(169)	(304)	190
Deferred commissions	(19,289)	(11,619)	(41,218)	(29,242)
Prepaid expenses	270	(163)	(2,344)	(1,849)
Other current assets	(445)	52	1,212	312
Long-term assets	(102)	272	248	(3,438)
Accounts payable	(1,555)	(540)	2,655	(1,914)
Accrued liabilities	14,977	10,904	10,479	15,469
Deferred rent	(32)	360	29	1,184
Deferred revenue	34,101	32,266	82,799	77,406
Net cash provided by operating activities	64,704	44,215	129,690	111,170
Cash flows from investing activities
Proceeds from maturities of short-term investments	13,805	22,722	51,237	78,803
Proceeds from sales of short-term investments	—	—	11,931	—
Purchase of short-term investments	(23,763)	(29,736)	(47,457)	(71,096)
Purchase of property and equipment	(6,497)	(11,889)	(23,108)	(34,756)
Receipts from escrow account	2,766	496	3,321	5,116
Acquisitions of business, net of cash acquired	—	—	(223,786)	—
Net cash used in investing activities	(13,689)	(18,407)	(227,862)	(21,933)
Cash flows from financing activities
Proceeds from issuance of common stock	2,897	3,710	15,898	16,928
Withholding taxes related to restricted stock net share settlement	(7,327)	(6,117)	(41,967)	(31,239)
Repayments of equipment loans and capital lease obligations	(13)	(9)	(29)	(25)
Repayment of convertible notes	(142)	—	(142)	—
Contingent consideration payment	—	(496)	(555)	(5,116)
Net cash used in financing activities	(4,585)	(2,912)	(26,795)	(19,452)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(139)	460	(352)	1,035
Net increase (decrease) in cash, cash equivalents and restricted cash	46,291	23,356	(125,319)	70,820
Cash, cash equivalents and restricted cash
Beginning of period	115,050	393,001	286,660	345,537
End of period	$161,341	$416,357	$161,341	$416,357

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

GAAP gross profit	$133,242	$98,675	$369,749	$269,882
GAAP gross margin	72%	73%	71%	72%
Plus:
Stock-based compensation expense	3,977	3,369	12,038	9,516
Intangible amortization expense	7,121	3,190	20,141	9,567
Non-GAAP gross profit	144,340	105,234	401,928	288,965
Non-GAAP gross margin	78%	78%	78%	78%

GAAP operating loss	(26,558)	(13,596)	(80,672)	(43,182)
Plus:
Stock-based compensation expense	38,096	25,337	102,965	72,215
Intangible amortization expense	11,118	4,080	30,565	12,403
Acquisition-related expenses	—	(56)	1,433	(1,810)
Non-GAAP operating income	22,656	15,765	54,291	39,626

GAAP net loss	(36,060)	(19,477)	(82,514)	(63,255)
Plus:
Stock-based compensation expense	38,096	25,337	102,965	72,215
Intangible amortization expense	11,118	4,080	30,565	12,403
Acquisition-related expenses	—	(56)	1,433	(1,810)
Interest expense - debt discount and issuance costs	2,230	5,603	8,383	16,491
Loss on conversion of convertible notes	7,207	—	7,207	—
Income tax (income) expense (1)	26	43	(14,668)	671
Non-GAAP net income	$22,617	$15,530	$53,371	$36,715
Add interest expense of convertible senior notes, net of tax (2)	309	1,060	1,172	3,180
Numerator for non-GAAP EPS calculation	$22,926	$16,590	$54,543	$39,895
Non-GAAP net income per share - diluted	$0.40	$0.30	$0.96	$0.72

GAAP weighted-average shares used to compute net loss per share, diluted	52,184	44,418	51,214	43,850
Dilutive effect of convertible senior notes (2)	2,099	7,938	2,649	7,938
Dilutive effect of employee equity incentive plan awards (3)	2,767	3,082	3,044	3,355
Non-GAAP weighted-average shares used to compute net income per share, diluted	57,050	55,438	56,907	55,143

(1) Due to the full valuation allowance on the Company’s U.S. deferred tax assets, there were no tax effects associated with the non-GAAP adjustments for stock-based compensation expense, costs associated with acquisitions and litigations, loss on conversion of convertible notes, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes. Only GAAP deferred tax expenses or benefits related to the amortization of intangibles and deferred tax benefits related to changes in the Company’s valuation allowance resulting from business acquisitions were excluded from the non-GAAP income tax expense. The Non-GAAP income tax for the nine months ended September 30, 2018, excluded $14,725 of deferred tax benefits related to a reduction in the Company’s deferred tax valuation allowance resulting from the Wombat Acquisition.

(2) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. There was no add-back of interest expense or additional dilutive shares related to the convertible senior notes where the effect was anti-dilutive.

(3) The Company uses the treasury method to compute the dilutive effect of employee equity incentive plan awards.

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Total revenue	$184,179	$134,686	$518,515	$372,762

Deferred revenue and customer prepayments
Ending	534,309	373,326	534,309	373,326
Beginning	496,315	341,687	431,371	295,996
Net Change	37,994	31,639	102,938	77,330

Unbilled accounts receivable
Ending	1,886	306	1,886	306
Beginning	1,090	475	603	486
Net Change	(796)	169	(1,283)	180

Less:
Deferred revenue contributed by acquisitions	—	—	(14,700)	—
Billings	$221,377	$166,494	$605,470	$450,272

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

GAAP cash flows provided by operating activities	$64,704	$44,215	$129,690	$111,170
Less:
Purchases of property and equipment	(6,497)	(11,889)	(23,108)	(34,756)
Non-GAAP free cash flows	$58,207	$32,326	$106,582	$76,414

Revenue by Solution

(In thousands)

(Unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017

Advanced Threat	$137,953	$129,208	$123,613	$109,831	$99,551	$88,680	$83,502
Compliance	46,226	42,667	38,848	37,088	35,135	33,761	32,133
Total revenue	$184,179	$171,875	$162,461	$146,919	$134,686	$122,441	$115,635

Reconciliation of Non-GAAP Measures to Guidance

(In millions, except per share amount)

(Unaudited)

	Three Months Ending	Year Ending
	December 31,	December 31,
	2018	2018
Total revenue	$191.0 - $193.0	$709.5 - $711.5

GAAP gross profit	137.0 - 138.7	506.7 - 508.4
GAAP gross margin	72%	71%
Plus:
Stock-based compensation expense	5.2 - 5.0	17.2 - 17.0
Intangible amortization expense	6.8	26.9
Non-GAAP gross profit	149.0 - 150.5	550.8 - 552.3
Non-GAAP gross margin	78%	78%

GAAP net loss	$(35.2) - $(32.1)	$(117.7) - $(114.6)
Plus:
Stock-based compensation expense	43.0 - 42.0	146.0- 145.0
Intangible amortization expense	10.6	41.2
Acquisition-related expenses	—	1.4
Interest expense - debt discount and issuance costs	—	8.4
Loss on conversion of convertible notes	—	7.2
Income tax expense	0.1 - 0.0	(14.6) - (14.7)
Non-GAAP net income	$18.5 - $20.5	$71.9 - $73.9
Add interest expense of convertible senior notes, net of tax (if dilutive)	—	1.2
Numerator for non-GAAP EPS calculation	$18.5 - $20.5	$73.1 - $75.1
Non-GAAP net income per share - diluted	$0.33 - $0.36	$1.29 - $1.32
Non-GAAP weighted-average shares used to compute net income per share, diluted	56.9	56.7

	Three Months Ending	Year Ending
	December 31,	December 31,
	2018	2018

GAAP cash flows provided by operating activities	$50.0 - $52.0	$179.7 - $181.7
Less:
Purchases of property and equipment	(7.0)	(30.1)
Non-GAAP free cash flows	$43.0 - $45.0	$149.6 - $151.6

Media Contact

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contact

Jason Starr

Proofpoint, Inc.

408-585-4351

jstarr@proofpoint.com